SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated December 10, 2020 between
MORGAN CREEK CAPITAL MANAGEMENT, LLC
and
EXOS ASSET MANAGEMENT, LLC
and
LISTED FUNDS TRUST
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily for the respective Fund in accordance with the following fee schedule:

Fund	Rate
Morgan Creek-Exos SPAC Strategy ETF	**
Morgan Creek-Exos Active SPAC Arbitrage ETF	**
** 50% of the Fund’s Management Fee, net of Fund expenses incurred by the Fund paid for by the Adviser and expenses related the statutory distributor paid by the Advisor (collectively “Adviser Paid Fund Expenses”); provided that if the Adviser Paid Fund Expenses at the end of a month-end period exceeds the Management Fee received by the Adviser for that month-end period (“Shortfall”), the Sub-Adviser shall pay the Adviser 50% of such Shortfall.
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 11, 2022.

MORGAN CREEK CAPITAL MANAGEMENT, LLC By: /s/ Mark W. Yasuko Name: Mark W. Yusko Title: CEO and Chief Investment Officer
EXOS ASSET MANAGEMENT, LLC By: /s/ Brady Dougan Name: Brady Dougan Title: Chief Executive Officer
LISTED FUNDS TRUST By: /s/ Kent Barnes Name: Kent Barnes Title: Secretary